Exhibit 99.1
IDLEAIRE TECHNOLOGIES CORPORATION
ANNOUNCES SECOND QUARTER OPERATING RESULTS
KNOXVILLE, TENNESSEE – August 15, 2006 — IdleAire Technologies Corporation announced today its financial and operating results for the quarter ended June 30, 2006.
Network Deployment
In December 2005, the Company closed on an offering and sale of $320 million of discount notes and common stock warrants, the net proceeds of which are being used in the installation of approximately 13,000 of our Advanced Truck Stop Electrification (ATE®) systems in truck parking spaces in a mix of travel centers and fleet terminals in 35 states. As of June 30, 2006, the Company had completed 1,164 new spaces and our ATE® systems were installed in 2,329 parking spaces operating in 37 locations across 15 states.
Chairman, President and CEO Mike Crabtree, stated, “We are very pleased with the progress made toward our nationwide site roll-out implementation. We continue to believe that building our network is essential to fleet endorsement, and we are already seeing improvements in occupancy from this network effect. We expect this trend to accelerate as we expand our installation of ATE® systems at travel centers, fleet terminals and ports convenient to drivers.”
“Looking forward as the network deployment accelerates, we expect to have 73 ATE®-equipped sites operational by September 30, 2006 and 133 ATE® equipped sites operational by the end of 2006.”
Operating Results
Net revenues for the quarter ended June 30, 2006 increased 72% to $2.6 million compared with $1.5 million in the second quarter of 2005. During the quarter, IdleAire deployed its ATE® technology in 15 new truck stops totaling 1,093 ATE® parking spaces. Our ATE® systems billed 824,632 hours of usage at an average occupancy rate of 24.4%, which compares favorably to an average occupancy rate of 22.2% for the second quarter of 2005. Core sites that have been operating for at least 12 months generated an average utilization of 6.7 hours per ATE® space per day, a 6.3% increase over the second quarter of 2005.
Additionally, IdleAire continues to apply for government grants with regional, state and federal agencies. For the three months and six months ended June 30, 2006, IdleAire has been awarded an additional $0.4 million and $2.1 million, respectively, in governmental grants. From inception to June 30, 2006, IdleAire has received grant awards in an aggregate amount of $52.6 million, from which $10.9 million of cash has been received to date.
The net loss for the quarter ended June 30, 2006 increased to $13.9 million, compared with a net loss of $6.9 million in the prior year period. The majority of this $7.0 million increase is due to corresponding increases in (i) net interest expense of $4.4 million associated with the discount note debt offset by capitalized interest; (ii) direct site operating costs of $1.2 million due to costs associated with the newly installed sites; (iii) a $1.3 million impairment charge associated with four non-core sites; and (iv) $1.0 million of charges associated with site closures.

During the second quarter of 2006, we closed three non-core sites and planned for the closure of two additional non-core sites in July 2006. The Company’s ATE® systems were initially installed in these non-core sites as pilot locations, which no longer meet our current site selection criteria. We do not expect that the closure of our operations at these sites will have any further material adverse effect on our operating results or financial condition.
For the six months ended June 30, 2006, the Company reported revenues of $4.2 million compared to $2.7 million in the prior-year period, and a net loss of $25.8 million compared with a net loss of $13.0 million for the prior-year period.
Additional Information About the Company
On May 3, 2006, IdleAire filed with the Securities and Exchange Commission a registration statement on a Form 10-SB. Effective July 3, 2006, IdleAire became subject to certain reporting obligations under the Securities Exchange Act of 1934, as amended.
Conference Call
IdleAire will host a conference call to discuss second quarter results on August 16, 2006, at 10:30 a.m. EDT. Dial in for this interactive teleconference toll free at 877-601-3548 or toll at +1-210-234-0008 (US/Canada), access code 8441617. A replay of the conference call will be available for 7 days, by dialing toll free 800-597-8358 or toll at +1-203-369-3297 and using passcode 5157.
About IdleAire
IdleAire Technologies Corporation is the leading trucking industry services company offering comprehensive in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul industry. IdleAire’s value proposition reduces the costs for a truckload carrier, conserves fossil fuel, energy resources, reduces air pollution and improves highway safety. IdleAire is committed to developing a nationwide network of locations, growing revenue and earnings per share. The Company provides its Advanced Truck Stop Electrification (ATE®) services at travel centers and truck fleet terminals throughout North America. Please visit the Company’s website at www.idleaire.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations and expansion projects, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, competition, the seasonal nature of our business, economic conditions, regulatory matters and litigation and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE® system entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. The anticipated costs and construction periods are based on budgets and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. All forward-looking statements are based on our current expectations and projections about future events.

Contact:
John Doty (865) 437-3659 Media Relations, IdleAire Technologies Corporation

James H. Price (865) 437-3640
Investor Relations, IdleAire Technologies Corporation

IdleAire Technologies Corporation
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$17,757,150	$5,925,600
Accounts receivable	175,671	768,204
Accounts receivable — related parties	5,000	5,000
Inventories	444,746	292,710
Prepaid expenses and other current assets	1,289,181	947,615

Total current assets	19,671,748	7,939,129

Restricted cash and investments	130,946,070	202,772,260
Deposits with vendors	31,241,203	232,779
Property and equipment, net	62,045,760	33,252,636
Deferred financing costs, net	29,467,860	29,506,307
Other assets	72,019	82,270

Total assets	$273,444,660	$273,785,381

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,517,336	$2,641,515
Accrued expenses	4,744,682	1,935,917
Deferred trade revenue	1,029,627	990,165
Deferred grant revenue	1,108,869	1,381,426

Total current liabilities	15,400,514	6,949,023

Deferred grant revenue	4,971,568	5,610,783
Other liabilities	1,533,386	—
Secured convertible notes	100,000	100,000
Senior secured discount notes	217,433,829	201,690,400

Total liabilities	239,439,297	214,350,206

Stockholders’ equity:

Series A convertible preferred stock	30,349,676	30,349,676
Series B convertible preferred stock	49,055,727	49,055,727
Series C convertible preferred stock	22,155,254	22,155,254
Common stock	48,590	48,533
Stockholder subscription receivable	(925,000)	(925,000)
Treasury stock	(200,000)	(200,000)
Deferred compensation	—	(96,000)
Additional paid-in capital	52,067,961	51,766,798
Accumulated deficit	(118,546,845)	(92,719,813)

Total stockholders’ equity	34,005,363	59,435,175

Total liabilities and stockholders’ equity	$273,444,660	$273,785,381

IdleAire Technologies Corporation
Condensed Statements of Operations
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Net revenues:
Basic and premium services, net	$1,676,294	$861,613	$2,633,573	$1,465,483
Grant revenues	479,388	468,914	917,385	951,080
Ancillary product sales	312,947	107,337	489,042	175,301
Other revenues	92,446	47,727	173,650	101,707

Total net revenues	2,561,075	1,485,591	4,213,650	2,693,571

Operating expenses:
Direct site operating costs	4,182,168	3,002,494	6,734,718	6,082,167
Depreciation and amortization	1,573,988	1,354,655	2,933,422	2,685,952
Selling, general and administrative expenses	3,630,292	3,397,118	7,536,649	6,190,397
Research and development expenses	52,830	91,777	71,972	153,314
Impairment of long-lived assets	1,303,885	—	1,303,885	—
Loss on settlement of asset retirement obligations	316,807	—	316,807	—
Loss on disposal of fixed assets	970,242	446,958	988,623	492,870

Total operating expenses	12,030,212	8,293,002	19,886,076	15,604,700

Loss from operations	(9,469,137)	(6,807,411)	(15,672,426)	(12,911,129)

Interest income	2,218,700	18,814	4,330,105	34,270
Interest expense	(6,634,079)	(74,200)	(14,484,711)	(114,819)

Net loss	$(13,884,516)	$(6,862,797)	$(25,827,032)	$(12,991,678)